Open Lending Appoints Abhijit Chaudhary to Board of Directors
Seasoned Fintech Leader Joins Board, Bringing Over Two Decades of Expertise Driving Product Innovation and Growth Across Consumer Finance
AUSTIN, Texas – November 25, 2025 – Open Lending Corporation (NASDAQ: LPRO) (the “Company” or “Open Lending”), a leading provider of lending enablement and risk analytics solutions for financial institutions, today announced the appointment of Abhijit “Abhi” Chaudhary to its Board of Directors as a Class I director, effective November 21, 2025. Mr. Chaudhary will serve on the Company's Audit and Nominating and Corporate Governance Committees. He is replacing Gene Yoon, who is stepping down from the Board.
Mr. Chaudhary has been leading product strategy for growth-oriented financial services businesses for over 20 years. Currently he serves as Executive Vice President, Global Debit, Prepaid & Sustainability Products at Mastercard. Prior to joining Mastercard, he served as Pagaya’s Chief Product Officer, where he drove the company’s technological growth and led product innovation. Before Pagaya, Mr. Chaudhary was Chief Product Officer at Green Dot, where he drove scale by developing the product suite for both businesses and consumers. Mr. Chaudhary has also held senior leadership roles at American Express and Discover Card.
“Abhi is an exciting addition to our Board, bringing a wealth of product leadership experience,” said Jessica Buss, Chief Executive Officer and Chairman of the Board of Open Lending. “We believe Abhi will offer a valuable perspective rooted in his deep knowledge of scaling disruptive technology and financial services businesses. His appointment, alongside the recent appointment of Todd Hart, marks a pivotal moment in the evolution of Open Lending’s Board of Directors as we work to foster a healthy variety of opinions, skillsets, and experience.”
“Open Lending empowers borrowers and financial institutions to unlock untapped potential and expand access to credit in meaningful ways,” said Mr. Chaudhary. “I’m excited to help advance the Company’s vision, collaborate with the board and management team, and drive strategies that accelerate growth and deliver long-term value.”
Mr. Chaudhary earned a Bachelor of Science degree in Computer Engineering from University of Pune and a Master of Business Administration degree from Texas Tech University.
About Open Lending Corporation
Open Lending (Nasdaq: LPRO) provides loan analytics, risk-based pricing, risk modeling and default insurance to auto lenders throughout the United States. For 25 years, we have been empowering financial institutions to create profitable auto loan portfolios with less risk and more reward. For more information, please visit www.openlending.com.
Investor Relations Contact:
InvestorRelations@openlending.com